Exhibit 23.02

Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm

GoRemote Internet Communications, Inc.

Milpitas, California

We hereby consent to the incorporation by reference in this Registration Statement (Forms S-8) pertaining to the 1999 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of GoRemote Internet Communications, Inc. of our report dated January 6, 2005, with respect to the consolidated financial statements and schedule of GoRemote Internet Communications, Inc, included in its Annual Report on Form 10-KT for the ten months ended October 31, 2004, filed with the Securities and Exchange Commission.

/s/ BDO Seidman, LLP

San Francisco, California

January 11, 2005